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Exhibit 99.1

For Immediate Distribution

CABLE & WIRELESS STRENGTHENS ITS VALUE ADDED SERVICES
THROUGH THE ACQUISITION OF DIGITAL ISLAND
Acquisition strengthens offerings in key services, including content delivery, managed hosting and Internet services

    London, England and San Francisco, CA.—14 May 2001—Cable and Wireless plc ("Cable & Wireless") (LSE: CW.) and Digital Island Inc. ("Digital Island") (NASDAQ: ISLD) announced today that the companies have entered into a definitive merger agreement which provides that Cable & Wireless will offer to acquire all of the outstanding shares of Digital Island in an all-cash transaction at a price of US$3.40 per share of Digital Island common stock. The transaction values Digital Island at approximately US$340 million, including approximately US$49 million of net debt. The boards of directors of both companies have unanimously approved the transaction.

    Digital Island is a leading provider of managed Internet services for business customers. It supplies integrated managed hosting, content delivery and intelligent network services to bypass Internet congestion and guarantee fast and relevant interaction. Digital Island targets businesses serving a global customer base and focuses primarily on the finance, media, entertainment and high tech industry markets. It has been successful in building a high quality customer base, including E*TRADE, UBS Warburg, FT.com, SONY, Cisco and Microsoft. Revenues from large corporate customers account for some 70% of Digital Island's total revenues, with the balance coming from small and medium enterprises (SMEs). As reported in Digital Island's second quarter earnings release, revenues for the year ending 30 September 2001 are expected to be in the range of US$140 million to US$145 million. Digital Island has approximately 850 employees.

    Once the acquisition is completed, Digital Island will become a wholly owned subsidiary of Cable & Wireless, headquartered in San Francisco and led by the current Digital Island management team.

Strategic Rationale and Benefits

    Together, Cable & Wireless and Digital Island will be a major global provider of end-to-end IP-based solutions. The acquisition of Digital Island is expected to bring a number of strategic benefits to Cable & Wireless and its customers, including:

  •
  Giving customers access to a complete range of services tailored to deliver and manage their eBusiness initiatives, including advertising-driven, pay to download, pay to view and subscription based services

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  Digital Island will accelerate the implementation of Cable & Wireless' strategy of providing an increasing proportion of value added services (e.g. managed hosting, IP-VPN, application services) to business customers

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  Combining Digital Island's managed hosting infrastructure solutions and content distribution services with Cable & Wireless' existing managed hosting assets and global IP infrastructure, worldwide customer base and extensive channels to market

  •
  Strengthening Cable & Wireless' data centre presence, particularly in the US, and increasing and improving Cable & Wireless' high-end, managed hosting services offering

  •
  Increasing Cable & Wireless' presence in one of the fastest growing segments in the telecommunications industry.

    As a result of the combination, the enlarged Cable & Wireless group will become a leading global provider of hosting and content delivery services. The combined business is expected to have:

  •
  A leading position in the market to provide services for eBusiness transactions, supporting more than US$1 billion per day of transactions for Global 500 customers that include News Corp., IBM, SONY, FT.Com, UBS Warburg, Cisco, Microsoft and Pearson, and Yahoo Europe

  •
  Approximately 1 million square feet of web hosting centre space across North America, Europe and Asia

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  One of the world's best performing IP backbones

  •
  An advanced content delivery networking technology for business customers, providing comprehensive solutions across the network.

    Graham Wallace, Chief Executive, Cable & Wireless, said; "The proposed acquisition of Digital Island accelerates the implementation of Cable & Wireless' global IP and data strategy in the key area of value added services. The combined company will be able to offer a comprehensive range of IP/data transport, hosting, content delivery and other value added services to business customers in the United States, Europe and Japan. It is an excellent match with our investment criteria of value, strategic fit and strong management committed to developing the business."

    "By combining the innovations of Digital Island with the world class IP network and financial backing of Cable & Wireless, Digital Island gains renewed momentum, giving our customers and potential customers confidence that we will continue to innovate and improve the profitability of their online operations," said Ruann Ernst, Chairman and CEO of Digital Island.

Synergies

    Cable & Wireless and Digital Island expect a range of cost benefits to result from the proposed combination, including:

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  Reduction of Digital Island's network related costs together with other operating cost synergies

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  Avoidance of duplicative capital expenditures, in particular on data centres and the network.

    In addition, the combination is expected to create additional revenue opportunities through the cross selling of products and services to Cable & Wireless' and Digital Island's existing customer bases.

    The acquisition of Digital Island is expected to dilute the earnings of Cable & Wireless in the near term but become accretive by the end of the third year. The transaction is also expected to create significant value over the medium term through improved revenue growth, EBITDA growth and improvement in EBITDA margins.

Transaction Details

    Pursuant to the merger agreement, Cable & Wireless will commence a cash tender offer on or about 21 May 2001 for all of the outstanding shares of Digital Island's common stock. The agreement also provides for each Digital Island share not acquired by Cable & Wireless in the tender offer to be converted into a right to receive US$3.40 per share in cash in a merger to be completed following consummation of the tender offer. The tender offer is subject to customary terms and conditions, including the tender of that number of shares that constitute at least a majority of Digital Island's outstanding shares of common stock and certain U.S. regulatory approvals. Upon closing of the offer, Digital Island's convertible note holders will have a right to put their notes at par. The merger agreement contains a provision under which Digital Island will not solicit a competing offer. Cable & Wireless will finance the acquisition from its existing cash resources. The companies expect the tender offer to close in approximately 30 days.

    Greenhill & Co. International and Merrill Lynch International acted as co-financial advisors to Cable & Wireless in this transaction. Credit Suisse First Boston acted as financial advisor to Digital Island in this transaction.

About Digital Island

    Digital Island is the leading provider of managed Internet infrastructure services for enterprises that need to give their customers a consistent, reliable and efficient Web experience in order to drive eBusiness transactions. The company integrates managed hosting, content delivery and intelligent network services to bypass Internet congestion and guarantee fast and relevant interactions. Digital Island is headquartered in San Francisco, and its global eBusiness delivery network reaches 35 countries. For more information about Digital Island, go to www.digitalisland.net

About Cable & Wireless

    Cable & Wireless is a major global telecommunications business with revenue of over £9 billion (US$13 billion) in the year to 31 March 2000 and customers in 70 countries. Cable & Wireless' focus for future growth is on IP (Internet protocol) and data services and solutions for business customers. It is developing advanced IP networks and value-added services in the US, Europe and the Asia-Pacific region in support of this strategy. With the capability of its global IP infrastructure and its strength in key markets, Cable & Wireless holds a unique position in terms of global coverage and services to business customers. For more information about Cable & Wireless, go to www.cw.com

Forward-looking Language

    This news release contains certain forward-looking statements, including, without limitation, statements concerning Cable & Wireless' and Digital Island's operations, economic performance and financial condition. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. Actual results could differ materially from the results referred to in the forward-looking statements. These forward-looking statements are based largely on Cable & Wireless' and Digital Island's current expectations and are subject to a number of risks and uncertainties, including, without limitation, changes in external market factors, changes in business or growth strategy or an inability to execute strategy due to changes in such company's industry or the economy generally, the emergence of new or growing competitors, various other competitive factors and other risks and uncertainties indicated from time to time in Cable & Wireless' and Digital Island's filings with the U.S. Securities and Exchange Commission. In light of these risks and uncertainties, there can be no assurance that the results referred to in the forward-looking statements contained in this news release will in fact occur. Additionally, neither Cable & Wireless nor Digital Island makes any commitment to disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that may bear upon forward-looking statements.

    ENDS

Contacts for Cable & Wireless:

Chris Tyler, Investor Relations, +44 (0) 20 7315 4460, chris.tyler@cw.com
Katharine King, Investor Relations, +44 (0) 20 7315 6225, katharine.king@cw.com
Valerie Gerard, Investor Relations, +1 646 735 4211, valerie.gerard@cw.com

Susan Cottam, Media, +44 (0) 20 7315 4410, susan.cottam@cw.com
Peter Eustace, Media, +44 (0) 20 7315 4495, peter.eustace@cw.com
Chad Couser, Media, +1 703 760 3845, chad.couser@cw.com

Contacts for Digital Island:

Traci McCarty, Investor Relations, +1 415 738 4164, tmccarty@digisle.net
David Radoff, Media, +1 415 738 4286, dradoff@digisle.net
Lyndsay Barrett, UK Media, +44 (0) 20 7716 5878, lbarrett@digisle.net

    Greenhill & Co. International Limited ("Greenhill & Co."), which is regulated in the United Kingdom by The Securities and Futures Authority Limited, is acting as financial adviser to Cable & Wireless in relation to the Transaction and to no one else and will not regard any other person as its customer or be responsible to any one other than Cable & Wireless for providing the protections afforded to customers of Greenhill & Co. or for providing advice in relation to the Transaction.

    Merrill Lynch International ("Merrill Lynch"), which is regulated in the United Kingdom by The Securities and Futures Authority Limited, is acting as financial adviser to Cable & Wireless in relation to the Transaction and to no one else and will not regard any other person as its customer or be responsible to any one other than Cable & Wireless for providing the protections afforded to customers of Merrill Lynch or for providing advice in relation to the Transaction.

    Investors and security holders are strongly advised to read both the tender offer statement and the solicitation/recommendation statement regarding the tender offer referred to in the press release, when they become available, because they will contain important information. The tender offer statement will be filed by Cable and Wireless with the Securities and Exchange Commission (the "SEC"). The solicitation/recommendation statement will be filed with the SEC by Digital Island. Investors and security holders may obtain a free copy of these statements (when available) and other documents filed by Cable and Wireless and Digital Island at the SEC's web site at www.sec.gov.

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  Exhibit 99.1